Exhibit 3.9

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:30 PM 07/27/2001
010367039 – 3373140

CERTIFICATE OF FORMATION

OF

EXO-TECH PACKAGING, L.L.C.

A Delaware Limited Liability Company

1. The name of the limited liability company is Exo-Tech Packaging, L.L.C. (the “Company”).

2. The address of the registered office of the Company and the name of the registered agent for service of process of the Company at such address are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The Company shall have perpetual existence.

4. This Certificate of Formation shall be effective as of 5:00 p.m., Central Standard Time, on July 27, 2001 upon the conversion of FPD Acquisition, Inc., a Delaware corporation, into the Company effected pursuant to Section 18-214 of the Delaware Limited Liability Company Act, as amended, and Section 266 of the Delaware General Corporation Law, as amended (the “Conversion”).

5. It is intended that the Conversion shall be deemed to constitute and effect a complete liquidation of FPD Acquisition, Inc., for income and franchise tax purposes within the meaning of Treasury Regulations Section 301.7701-3(g)(l)(iii) and Section 332 of the Internal Revenue Code of 1986, as amended (or any successor provisions), and corresponding provisions of applicable state laws, pursuant to a duly adopted plan of complete liquidation.

6. It is intended that, in accordance with Treasury Regulations Section 301.7701-3(b)(l)(ii) (or any successor provisions) and corresponding provisions of applicable state laws, the Company be disregarded as an entity separate from its sole member for all income and franchise tax purposes.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation this 27th day of July, 2001.

FPD ACQUISITION, INC.,

By:	/s/ William C. Oehmig
William C. Oehmig, President